EXHIBIT INDEX


Exhibit Number                      Exhibit
--------------                      -------

Exhibit 99.1                        Press Release Dated October 21, 2002


                                       4


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Exhibit 99.1
------------

October 21, 2002

FOR IMMEDIATE RELEASE
---------------------

                      MONTEREY BAY BANCORP, INC. ANNOUNCES:
            THIRD QUARTER AND SEPTEMBER 30 YEAR TO DATE 2002 RESULTS;
          RECORD LEVELS OF INCOME, ASSETS, LOANS, DEPOSITS, AND EQUITY

                                                      Common Stock Symbol:  MBBC
                                                          NASDAQ National Market


         Watsonville, CA. October 21, 2002. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today reported record net income of $1.47 million, equivalent to $0.42 diluted earnings per share, for the quarter ended September 30, 2002, compared to net income of $1.06 million, or $0.31 diluted earnings per share, for the same period in 2001. Net income during the quarter ended June 30, 2002 (the immediately preceding quarter) was $1.35 million, equivalent to $0.38 diluted earnings per share.

         For the nine months ended September 30, 2002, net income was $4.02 million, equivalent to $1.15 diluted earnings per share. This compares to net income of $2.61 million, or $0.79 diluted earnings per share, for the first nine months of 2001. The 54.1% increase in net income for the first nine months of 2002 compared to the same period in 2001 primarily resulted from two key factors:

     o the continued implementation of the Company's strategic plan to transform the Bank into a community commercial bank

     o during the first nine months of 2001, the Company incurred pre-tax operating costs of $447 thousand for the conversion of the core data processing system and $284 thousand for legal expenses associated with the arbitration of claims by a former executive

         The third quarter of 2002 earnings were the highest of any quarter in the Company's history. Annualized return on average stockholders' equity improved from 8.76% during the third quarter of 2001 to 10.73% during the third quarter of 2002. At September 30, 2002, the Company had record levels of loans, assets, deposits, and stockholders' equity. Tangible book value per share increased from $14.08 at December 31, 2001 to $15.45 at September 30, 2002.

         During the third quarter of 2002, the Company continued the implementation of its strategic plan of transforming the Bank into a community focused commercial bank serving the financial needs of individuals, families, local organizations, and businesses. Key accomplishments during the third quarter of 2002 included:

     o    significant progress in shifting the composition of the loan portfolio

     o    increased local commercial banking business

     o    continued improvement in the Company's efficiency ratio

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Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
October 21, 2002


         Net interest income increased from $5.0 million and $14.5 million during the third quarter and first nine months of 2001 to $5.8 million and $16.7 million during the same periods in 2002. These increases resulted from both expanded spreads and greater average balances of interest earning assets and liabilities. The Company's ratio of net interest income to average total assets was 4.01% for the first nine months of 2002, up from 3.80% for the same period in 2001. The increased spread in part stemmed from the Bank's continued implementation of its strategic plan, which incorporates a higher ratio of loans to total assets, a smaller percentage of total loans being comprised of residential mortgages, and transaction accounts constituting a greater portion of total deposits.

         The Company recorded a $400 thousand provision for loan losses during the third quarter of 2002, up from $275 thousand during the same period in the prior year. This greater provision primarily resulted from the growth and change in mix of the loan portfolio. For the first nine months of 2002, the Company recorded $1.1 million in provisions for loan losses, increasing slightly from the same period in 2001. Net charge-offs during the first nine months of 2002 totaled $33 thousand, of which less than $1 thousand occurred in the third quarter. The Company's ratio of loan loss reserves to total loans increased from 1.41% at December 31, 2001 to 1.54% at September 30, 2002. The primary factors contributing to the rise in this ratio included:

     o the continued shift in the Company's loan mix away from its historic concentration in residential mortgages

     o the establishment of a specific reserve for a loan secured by a hotel / resort within the Company's primary market area, as subsequently discussed

     o the Company's updating its formula general reserve factors to reflect current information regarding real estate valuations, business conditions, rental and vacancy rates for various types of income property, and other factors in estimating the amount of loss inherent in the loan portfolio at September 30, 2002

         Non-accrual loans increased from $2.3 million at December 31, 2001 to $3.6 million at September 30, 2002 primarily due to the placement of a $2.3 million commercial real estate mortgage on non-accrual status. This credit is a participation loan where the Bank is not the lead financial institution. The loan is secured by a first deed of trust on a hotel / resort located within the Company's primary market area and by a first deed of trust on a residential lot located in California. The borrowers are directly personally indebted. The hotel / resort is a relatively new development that has experienced limited cash flow. The hotel / resort was also adversely impacted by the decline in tourism and travel following the events of September 11, 2001 and the national economic recession.

         At September 30, 2002, the Company maintained a $475 thousand specific reserve for this hotel / resort loan, based upon estimated net proceeds following foreclosure and sale. This specific reserve was decreased from $754 thousand at June 30, 2002 due to payments received from the borrowers during the third quarter, the borrowers providing additional real estate collateral (the first deed of trust on the residential lot), and the Company's receipt of updated valuation and financial information regarding the hotel / resort. Although the loan was current in its payments at September 30, 2002, the Company maintained the loan on non-accrual status at September 30, 2002 due to concern about the future net cash flow of the hotel / resort following the peak summer season, particularly in light of the status of the economy, the tourism industry, and the outlook for business travel activity. These factors also create particular volatility in the market value of the hotel / resort.

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Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
October 21, 2002


         Non-accrual loans at September 30, 2002 also included:

     o An $846 thousand residential mortgage secured by a first deed of trust. The borrowers have declared bankruptcy. There are significant junior mortgages from other lenders secured by the subject collateral. The Company is currently pursuing approval from the bankruptcy court to proceed with foreclosure.

     o    One additional residential mortgage with a balance of $303 thousand.

     o A $129 thousand loan secured by a first deed of trust on residential land.

         The Company does not anticipate recording a loss on any of the above three non-accrual loans due to the estimated value of the underlying real estate collateral. All non-accrual loans at September 30, 2002 were secured by real estate. The Company had no foreclosed real estate at September 30, 2002.

         Non-interest income totaled $490 thousand and $1.5 million during the three and nine months ended September 30, 2002, down from $690 thousand and $2.0 million during the same periods in 2001.

         Customer service charge income was $387 thousand and $1.1 million during the three and nine months ended September 30, 2002, down from $401 thousand and $1.3 million during the same periods in 2001. In conjunction with the conversion to the new core data processing system in March 2001, the Company implemented a revamped consumer checking product line and an associated revised fee and service charge schedule. These changes contributed to the closing of certain lower balance, recurring overdraft, and / or higher transaction volume consumer checking accounts beginning in the second quarter of 2001, as such accounts began incurring increased service charges. The closure of these accounts contributed to the reduced levels of customer service charge income, but also decreased certain operating costs for the Company.

         Commissions from the sale of non-FDIC insured investment products were $25 thousand and $100 thousand during the three and nine months ended September 30, 2002, down from $35 thousand and $223 thousand during the same periods in 2001. This decrease was primarily due to vacancies in positions for licensed investment sales representatives and the general state of the capital markets in the first nine months of 2002. The Company expects revenue from these operations to remain constrained during the fourth quarter of 2002.

         Loan servicing income totaled $18 thousand and $47 thousand during the three and nine months ended September 30, 2002, compared to $33 thousand and $77 thousand during the same periods in 2001. The Company continues to sell the vast majority of its long term, fixed rate residential loan production into the secondary market on a servicing released basis, and purchases more interest rate sensitive loans as part of its interest rate risk management program. Additions to loans serviced for others during 2002 have thus been limited to loan participations sold to correspondent banks. As a result, the portfolio of loans serviced for others is declining as loans pay off. At September 30, 2002, the Company serviced $38.3 million in various types of loans for other investors, compared to $42.6 million at December 31, 2001. The Company maintained loan servicing assets of $39 thousand at September 30, 2002, and is thus limited in its exposure of loan servicing income to the accelerated loan prepayment speeds now occurring as a result of the low interest rate environment and high volume of residential mortgage refinance activity.

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Monterey Bay Bancorp, Inc.                                                Page 4
Press Release
October 21, 2002


         Gains on the sale of loans were $33 thousand during the third quarter of 2002, up from $18 thousand during the third quarter of 2001. For the first nine months of 2002, gains on the sale of loans totaled $81 thousand, a 72.3% increase from the $47 thousand recorded during the first nine months of 2001. The Company anticipates continued favorable results from its mortgage banking operations during the fourth quarter of 2002, stimulated by the availability of thirty and fifteen year fixed rate residential mortgages at rates below 6.25% and 5.75%, respectively, at the beginning of the quarter.

         The Company recorded a loss of $8 thousand on the sale of an Agency collateralized mortgage obligation ("CMO") during the third quarter of 2002, compared to realizing a gain of $156 thousand on the sale of two non-Agency CMO's during the third quarter of 2001. The recent sale was conducted in conjunction with the Company's asset / liability management program. Gains on sale of mortgage backed securities were $35 thousand during the first nine months of 2002, compared to $190 thousand during the same period in 2001. Although many of the Company's mortgage backed securities appreciated in fair value during the first nine months of 2002 due to the decline in most capital markets interest rates, the Company retained the securities as a means of generating net interest income.

         Non-interest expense totaled $3.4 million and $10.3 million during the three and nine months ended September 30, 2002, comparing favorably to $3.6 million and $10.9 million during the same periods in 2001. Factors contributing to the lower expenses included the Company's incurring significant costs in the first nine months of 2001 associated with its data processing conversion and the arbitration of claims by a former executive.

         Compensation and employee benefits costs were higher in the three and nine months ended September 30, 2002 than during the same periods the prior year due to:

     o compensation costs associated with the Los Angeles loan production office which opened during the first quarter of 2002

     o other staff additions and changes in support of the Company's strategic plan, particularly in the Company's commercial banking, income property lending, and information technology functions

     o higher costs for the Bank's Employee Stock Ownership Plan due to the greater average market price of the Company's common stock

     o    higher costs for payroll taxes on a greater compensation base

     o increased expenses for worker's compensation insurance, which is a general problem faced by businesses in the State of California

         Deposit insurance premiums decreased from $50 thousand and $148 thousand for the three and nine months ended September 30, 2001 to $19 thousand and $121 thousand during the same periods in 2002, despite the expansion in the Company's deposit portfolio. The decline resulted from an adjustment in the Company's insurance premium rate effective July 1, 2002. The lower insurance premium rate will also favorably impact deposit insurance expenses during the fourth quarter of 2002.

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Monterey Bay Bancorp, Inc.                                                Page 5
Press Release
October 21, 2002


         Legal and accounting expenses were lower in the three and nine months ended September 30, 2002 than during the same periods in 2001 primarily due to the aforementioned arbitration in 2001 and due to the Company's utilizing more cost effective providers for certain professional services in 2002.

         Advertising and promotion costs totaled $52 thousand during the third quarter of 2002, down from $86 thousand during the same period during the prior year. The Company limited its print and broadcast advertising during the third quarter of 2002 in light of the challenges of advertising for deposits with interest rates at historic low levels. Advertising and promotion costs totaled $214 thousand during the first nine months of 2002, up from $143 thousand during the same period the prior year. These costs were unusually low in the first half of 2001, as the Company postponed certain advertising and promotional activities due to the implementation of the new computer systems environment. In conjunction with the Company's strategic plan and as an alternative to print and broadcast media, the Company's employees and Directors enhanced the Bank's visibility during 2002 by their extensive participation in a significant number of community events and organizations. As just one example, the Bank's employees logged over 150 volunteer hours during the month of September participating in various community events, the majority of which were fundraisers to support local non-profit organizations in the Bank's primary market area.

         Consulting expenses declined from $31 thousand and $336 thousand during the three and nine months ended September 30, 2001 to $16 thousand and $59 thousand during the same periods in 2002. In 2001, the Company hired several consultants to assist with the core systems conversion and the implementation of complementary technology following the conversion.

         Net income during the third quarter of 2002 was increased by $32 thousand associated with a non-recurring reduction in the Company's provision for income taxes resulting from a change in California tax law. This one time reduction contributed to the Company's reporting an effective book income tax rate of 40.0% for the third quarter of 2002, compared to the Company's effective book income tax rate of 40.8% for the first nine months of 2002.

         The Company's efficiency ratio improved from 62.86% during the third quarter of 2001 and 56.12% during the second quarter of 2002 to 54.77% during the third quarter of 2002. While the Company continues to pursue a range of alternatives to improve its efficiency and augment revenue, further progress in this ratio will likely be tempered in coming quarters by the need to invest in support of the continued implementation of the strategic plan.

         Total assets increased from $537.4 million at December 31, 2001 to a record $575.4 million at September 30, 2002.

         Cash and cash equivalents decreased from $13.1 million at December 31, 2001 to $9.5 million at September 30, 2002 due to the use of cash equivalents to fund expansions in the security and loan portfolios.

         Investment and mortgage backed securities increased from $37.9 million at December 31, 2001 to $50.1 million at September 30, 2002. The Company purchased relatively short duration, AAA rated collateralized mortgage obligations ("CMO's") during the first nine months of 2002 to serve as collateral for certain deposits and to invest available liquidity. Throughout 2002, the Company has not owned any corporate bonds issued by companies primarily in the telecommunications, technology, or energy industries. The Company owned two corporate bonds at September 30, 2002, both of which were variable rate, trust preferred securities issued by large financial institutions. These bonds were rated "A" and "A-" by Standard & Poors at September 30, 2002.

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Monterey Bay Bancorp, Inc.                                                Page 6
Press Release
October 21, 2002


         Loans held for investment, net, increased from $465.9 million at December 31, 2001 to a record $496.0 million at September 30, 2002. The increase resulted from a combination of strong internal loan originations, including from the Los Angeles loan production office, and from purchases of, or participations in, individual income property and construction loans from correspondent banks. Relatively high loan payoff volumes stemming from the low interest rate environment restrained the rate of loan portfolio growth during 2002.

         Total net loans as a percentage of total assets were 86.2% at September 30, 2002, down slightly from 86.8% at December 31, 2001. The Company has targeted increasing this ratio to 90.0% as part of its strategy of supporting its interest margin, fostering economic activity in its local communities, and effectively utilizing the Bank's capital.

         The loan portfolio product mix shifted during the first nine months of 2002 in conformity with the Company's strategic plan. Residential one to four unit loans declined from 42.3% of gross loans at December 31, 2001 to 35.5% of gross loans at September 30, 2002. In contrast, commercial real estate loans rose from 22.6% to 23.9%, construction loans increased from 7.9% to 10.2%, land loans increased from 2.5% to 4.1%, commercial loans rose from 1.8% to 3.1%, and consumer loans (primarily home equity lines of credit) increased from 1.4% to 1.9%. This change in loan mix was facilitated by the commercial business relationship officers the Company hired over the past year and by the new Los Angeles loan production office, which concentrates on income property and construction lending. The Company plans to continue decreasing the percentage of its loan portfolio allocated to residential mortgages in favor of other generally higher yielding and more interest rate sensitive types of loans.

         The Company concluded the third quarter of 2002 with a significant loan pipeline. Management anticipates for the fourth quarter of 2002:

     o    a further rise in loans outstanding and total assets

     o    an increase in the ratio of loans to assets

     o residential mortgages comprising a smaller percentage of total gross loans

         Deposits increased from $432.3 million at December 31, 2001 to a record $461.7 million at September 30, 2002. This increase was primarily due to:

     o The Bank's issuance of its first brokered certificate of deposit ("CD"), for $20.0 million, during the second quarter of 2002. The brokered CD was issued in order to provide funding for loan production in the second and third quarters of 2002.

     o A $9.0 million increase in deposits from the State of California time deposit program during 2002. The State places funds with California banks as a vehicle for encouraging employment and economic growth.

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Monterey Bay Bancorp, Inc.                                                Page 7
Press Release
October 21, 2002


         The Company continues to pursue increases in transaction account balances as a fundamental component of its strategic plan. Excluding the impact of the aggregate $29.0 million increase in brokered and State certificates of deposit, transaction accounts increased from 43.6% of total deposits at December 31, 2001 to 47.7% of total deposits at September 30, 2002. This shift in mix contributed to the Company's reducing its weighted average cost of deposits from 2.41% during the second quarter of 2002 to 2.26% during the third quarter of 2002. This 15 basis point reduction in deposit cost was attained despite the historically low level of interest rates and therefore the Company's limited ability to decrease interest rates on many deposit products that are currently priced between zero and one percent.

         Management is, however, not satisfied with the volume of deposit acquisition achieved by its eight full service retail branches in 2002, particularly in light of general deposit inflows into the banking system from investors leaving the equity markets. Management responded to this performance by:

     o designing new relationship oriented deposit products for introduction during the fourth quarter of 2002 and the first quarter of 2003

     o recruiting a Director of Branch Sales during the second quarter of 2002, whose primary responsibility is to implement and manage an improved sales culture throughout the branch network

     o altering branch staff compensation to provide for an increased incentive opportunity based upon deposit growth and quality customer service

         Checking account balances increased from $63.6 million at December 31, 2001 to $68.5 million at September 30, 2002. The Company plans to introduce several new consumer checking products during the first quarter of 2003, with a particular focus on relationship pricing and providing increased choice and options to customers. In addition, the Company's commercial lending officers have increasing business demand deposit balances as a key component of their sales objectives. During the third quarter of 2002, the Company introduced "remote deposit" services to its business and high net worth individual accounts. Via this new service, the Bank's customers can make deposits to their Monterey Bay Bank checking account at any branch of a correspondent bank with over 4,900 banking locations in 23 states. Remote deposit services were implemented to offer improved convenience and assist the Bank in competing with larger financial institutions with more extensive branch networks.

         Money market deposits increased from $105.8 million at December 31, 2001 to $119.4 million at September 30, 2002. Factors supporting the rise in money market balances in the first nine months of 2002 included the Company's active cross-selling of this product in its branches and the desire by certain customers to avoid committing funds to term certificates of deposit in the current historically low interest rate environment. The Company plans to introduce two new money market accounts in the latter part of the fourth quarter of 2002: Investors Money Market and Business Money Market. Investors Money Market is a highly tiered product targeted to attract funds from money market mutual funds and brokerage firms. Business Money Market is a product designed specifically for the Bank's local commercial customers seeking an attractive return on liquid funds while also enjoying the many attractive attributes provided by the Bank, including Internet banking, global ATM access, 24 hour bilingual telephone banking, and, above all, superior customer service by local bankers familiar with their business.

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Monterey Bay Bancorp, Inc.                                                Page 8
Press Release
October 21, 2002


         The Company's ratio of net loans to deposits was 107.47% at September 30, 2002. In addition to the planned deposit related actions described above, the Company intends to actively manage this ratio by:

     o pursuing opportunities for additional branch locations, either de novo or acquisition of existing branches from other financial institutions

     o directing a higher percentage of the advertising and promotion budget to deposit generation

         Borrowings increased from $53.8 million at December 31, 2001 to $57.7 million at September 30, 2002. The increase was associated with funding the rise in the loan and security portfolios. All of the Company's FHLB advances at September 30, 2002 were fixed rate, fixed term or overnight borrowings without call or put option features.

         Monterey Bay Bank continues to be in the highest regulatory capital classification of "Well Capitalized", with capital levels significantly in excess of regulatory requirements.

         Consolidated stockholders' equity increased from $50.2 million at December 31, 2001 to a record $54.8 million at September 30, 2002 due to a combination of:

     o    net income

     o    continued amortization of deferred stock compensation

     o    additional paid-in capital generated from the Employee Stock Ownership
          Plan

     o Directors continuing to receive their retainer fees in Company common stock

     o    the exercise of 46,963 vested stock options

         The above factors more than offset the impact of depreciation in the aggregate fair value of securities classified as available for sale and acquisitions of common stock under the Company's repurchase program. The depreciation in the portfolio of securities classified as available for sale was concentrated in reduced market prices for the Company's two corporate trust preferred securities. The Company repurchased 5,000 shares of the Company's common stock at $16.25 per share during the first quarter of 2002, none during the second quarter of 2002, and 25,000 shares during the third quarter of 2002 at prices ranging from $17.10 to $17.36 per share. At September 30, 2002, there were 84,035 remaining shares authorized for repurchase under the Company's current repurchase program. The Company plans to repurchase additional shares during the fourth quarter of 2002 should market conditions prove favorable, as repurchases at the recent price of the Company's common stock are accretive to earnings per share.

Monterey Bay Bancorp, Inc.                                                Page 9
Press Release
October 21, 2002


         In reviewing the most recent quarter, C. Edward Holden, the Company's Chief Executive Officer and President, commented: "We are pleased to report the sixth consecutive quarter of increased earnings per share, and the achievement of record levels of loans, assets, deposits, and tangible book value per share. These results reinforce the importance of the Company's continuing to progress in our strategy of transforming the Bank into a community based financial services firm. The Bank's focus on increasing income property, construction, and commercial lending led to a meaningful shift in the composition of the loan portfolio toward higher yielding and more interest sensitive types of loans, which in turn contributed to the record spreads reported by the Company. This change in loan volume and mix was accomplished through our relationship oriented approach to providing financial services; and was accompanied by suitably higher nominal and relative levels of loan loss reserves and Bank capital."

         Mr. Holden continued: "While our progress from just one year ago is substantial, we recognize the need to further improve earnings and profitability to levels generated by better performing peer financial institutions. This objective continues to be made challenging by the state of the economy and by the Company's continued need to invest in employee recruitment and training, technology, product development, and augmented distribution and service channels. However, our status as one of the oldest and largest local community banks in Central California, combined with our unrelenting focus on providing knowledgeable and timely financial solutions to our customers, furnishes us with the opportunity to enjoy continued success. I believe our future success will also evolve from the extensive community contributions provided by the Company, and its employees and Directors. It's very rewarding to make a positive difference in the quality of life in your local community as a key component of your job."

         McKenzie Moss, Chairman of the Board of Directors, remarked: "The Board continues its strong commitments to quality corporate governance and enhancing stockholder value. For example, the recent addition of Rita Alves as a Director provides the Audit Committee with a second highly experienced Chief Financial Officer in addition to Diane Bordoni. CEO Holden is the only inside Director on a Board of well-qualified, independent executives. The Board's commitment to stockholder value is exhibited by the Directors' ongoing support of the Company via business referrals, personal stock purchases, local community outreach, authorization of Company stock repurchases, endorsement of the growth of the Company, and payment of Director retainer fees and certain Management incentive compensation in Company common stock. We will continue to seek additional equity analyst coverage of the Company, as a means of both communicating the progress being achieved in regards to the strategic plan and reducing the discount in relative valuation the Company currently experiences versus peer bank holding companies."

         Rita Alves, the Company's newest Director, commented: "I look forward to contributing to the success of the Company. The significant ownership position in the Company by the employees and Directors fosters teamwork and results. This orientation, and the Bank's strong commitment to community service, attracted me to the opportunity to join the Company's Board."

Monterey Bay Bancorp, Inc.                                               Page 10
Press Release
October 21, 2002


         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville, one stand-alone loan production office in Los Angeles, and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank operates 11 ATM's including two at remote (non-branch) sites. The Bank also offers customer access via bilingual telephone banking, Internet banking, and worldwide ATM networks. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent allowed by law.

         Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "anticipate", "intend", "estimate", "target", "plan", "may increase", "may fluctuate", "may result in", "are projected", and similar expressions. The Company's actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory and legislative actions, the possibility that the Company will not be successful in achieving its strategic objectives, actions by investment banking firms, the performance and contributions of employees and Directors, the Company's ability to recruit high caliber bankers, expected loan payments, loan originations, and future collateral values, the successful future utilization and efficacy of new technology, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the quarterly Form 10-Q's filed by the Company . The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

         This news release is available at the www.montereybaybank.com Internet site for no charge and is included as an Exhibit to a Form 8-K filed with the Securities & Exchange Commission that is available at the www.sec.gov Internet site.

                        For further information contact:
                        --------------------------------

C. Edward Holden                                 Mark R. Andino
Chief Executive Officer               or         Chief Financial Officer
President                                        Treasurer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com

                             General communication:
                             ----------------------
                            INFO@MONTEREYBAYBANK.COM
                             www.montereybaybank.com
                             Phone: (831) 768 - 4800
                              Fax: (831) 722 - 6794

                         --- financial data follows ---

                           MONTEREY BAY BANCORP, INC.
                                 (NASDAQ: MBBC)
                        Consolidated Financial Highlights
                                    Unaudited
                             (Dollars In Thousands)



                                                                            September 30,          December 31,
Financial Condition Data                                                             2002                  2001
------------------------------------------                                           ----                  ----
Cash and cash equivalents                                                        $  9,513             $  13,079
Investment securities available for sale                                            7,060                 7,300
Mortgage backed securities available for sale                                      43,000                30,644

Loans held for sale                                                                   170                   713

Loans receivable held for investment:
      Residential one to four unit real estate loans                              187,484               204,829
      Multifamily five or more units real estate loans                            112,407               103,854
      Commercial and industrial real estate loans                                 126,606               109,988
      Construction loans                                                           54,207                38,522
      Land loans                                                                   21,598                11,924
      Commercial loans                                                             16,650                 8,843
      Other loans                                                                   9,944                 6,980
                                                                                ---------             ---------

   Sub-total gross loans held for investment                                      528,896               484,940

   (Less) / Plus:
      Undisbursed construction loan funds                                         (24,935)              (12,621)
      Unamortized purchase premiums, net of purchase discounts                        568                   435
      Deferred loan fees and costs, net                                              (781)                 (202)
      Allowance for loan losses                                                    (7,742)               (6,665)
                                                                                ---------             ---------

Loans receivable held for investment, net                                         496,006               465,887

Investment in capital stock of the Federal Home Loan Bank                           3,347                 2,998
Accrued interest receivable                                                         3,024                 2,915
Premises and equipment, net                                                         7,278                 7,618
Core deposit intangibles, net                                                       1,003                 1,514
Real estate acquired via foreclosure, net                                              --                    --
Other assets                                                                        5,029                 4,723
                                                                                ---------             ---------

Total assets                                                                    $ 575,430             $ 537,391
                                                                                =========             =========


Non-interest bearing demand deposits                                             $ 24,898              $ 21,062
Interest bearing NOW checking accounts                                             43,561                42,557
Savings accounts                                                                   18,703                19,127
Money market accounts                                                             119,398               105,828
Certificates of deposit                                                           255,118               243,765
                                                                                ---------             ---------
Total deposits                                                                    461,678               432,339
FHLB advances and other borrowings                                                 57,654                53,800
Other liabilities                                                                   1,328                 1,090
                                                                                ---------             ---------
Total liabilities                                                                 520,660               487,229
                                                                                ---------             ---------
Stockholders' equity                                                               54,770                50,162
                                                                                ---------             ---------
Total liabilities and stockholders' equity                                      $ 575,430             $ 537,391
                                                                                =========             =========

                           MONTEREY BAY BANCORP, INC.
                                 (NASDAQ: MBBC)
                  Consolidated Financial Highlights, Continued
                                    Unaudited
                 (Dollars In Thousands Except Per Share Amounts)



                                                                    Three Months Ended                  Nine Months Ended
                                                                       September 30,                      September 30,
                                                              ----------------------------         --------------------------
Operating Data                                                   2002               2001              2002             2001
------------------------------------------                       ----               ----              ----             ----

Interest income                                               $   8,979          $   9,758         $  26,625        $  29,464
Interest expense                                                  3,184              4,743             9,917           14,924
                                                              ---------          ---------         ---------        ---------
Net interest income before provision for loan losses              5,795              5,015            16,708           14,540
Provision for loan losses                                           400                275             1,110            1,075
                                                              ---------          ---------         ---------        ---------

Net interest income after provision for loan losses               5,395              4,740            15,598           13,465
                                                              ---------          ---------         ---------        ---------

Non-interest income:
     Customer service charges                                       387                401             1,130            1,282
     (Loss) gain on sale of mortgage backed securities               (8)               156                35              190
     Commissions from sales of non-insured products                  25                 35               100              223
     Gain on sale of loans held for sale                             33                 18                81               47
     Income from loan servicing                                      18                 33                47               77
     Other income                                                    35                 47               112              209
                                                              ---------          ---------         ---------        ---------

Total non-interest income                                           490                690             1,505            2,028
                                                              ---------          ---------         ---------        ---------

Non-interest expense:
     Compensation and employee benefits                           1,960              1,739             5,697            5,052
     Occupancy and equipment                                        444                440             1,277            1,222
     Deposit insurance premiums                                      19                 50               121              148
     Data and item processing                                       146                133               423              746
     Legal and accounting                                           107                274               328              724
     Supplies, postage, and telecommunications                      158                158               505              510
     Advertising and promotion                                       52                 86               214              143
     Amortization of intangible assets                              170                170               511              511
     Consulting                                                      16                 31                59              336
     Other                                                          370                505             1,176            1,556
                                                              ---------          ---------         ---------        ---------

Total non-interest expense                                        3,442              3,586            10,311           10,948
                                                              ---------          ---------         ---------        ---------

Income before provision for income taxes                          2,443              1,844             6,792            4,545
Provision for income taxes                                          977                787             2,772            1,937
                                                              ---------          ---------         ---------        ---------

Net income                                                    $   1,466          $   1,057         $   4,020        $   2,608
                                                              =========          =========         =========        =========

Shares applicable to basic earnings per share                 3,384,522          3,293,853         3,369,532        3,261,032
Basic earnings per share                                      $    0.43          $    0.32         $    1.19        $    0.80
                                                              =========          =========         =========        =========

Shares applicable to diluted earnings per share               3,509,118          3,385,556         3,494,528        3,320,237
Diluted earnings per share                                    $    0.42          $    0.31         $    1.15        $    0.79
                                                              =========          =========         =========        =========

                           MONTEREY BAY BANCORP, INC.
                                 (NASDAQ: MBBC)
                         Selected Ratios And Other Data
                                    Unaudited
                 (Dollars In Thousands Except Per Share Amounts)

                                                             Three Months Ended                  Nine Months Ended
                                                                 September 30,                      September 30,
                                                       ----------------------------         --------------------------
Profitability Ratios [1]                                  2002                 2001            2002            2001
------------------------------------------                ----                 ----            ----            ----

Return on average assets                                 1.03%                0.80%           0.97%           0.68%
Return on average equity                                10.73%                8.76%          10.11%           7.51%
Interest rate spread during the period                   4.02%                3.64%           3.96%           3.64%
Net interest income / average total assets               4.07%                3.79%           4.01%           3.80%
Net interest margin                                      4.27%                3.99%           4.21%           4.01%
Efficiency ratio                                        54.77%               62.86%          56.62%          66.08%


Other Information
------------------------------------------

Average total assets                                 $ 569,194            $ 529,964       $ 555,326       $ 510,046
Average interest earning assets                      $ 542,728            $ 502,611       $ 528,612       $ 483,298


                                                 September 30,         December 31,
                                                          2002                 2001
                                                          ----                 ----
Asset Quality Information
------------------------------------------

Non-accrual loans                                     $  3,554             $  2,252
Non-performing loans                                  $  3,554             $  2,252
Real estate acquired via foreclosure, net                   --                   --
Allowance for loan losses                             $  7,742             $  6,665

Non-performing loans /
     total assets                                        0.62%                0.42%
Allowance for loan losses /
     loans outstanding                                   1.54%                1.41%
Allowance for loan losses /
     non-accrual loans                                 217.84%              295.96%


Bank Regulatory Capital Ratios
------------------------------------------

Tangible capital ratio                                   8.57%                8.24%
Core capital ratio                                       8.57%                8.24%
Tier one risk based capital ratio                       11.76%               11.38%
Total risk based capital ratio                          13.01%               12.64%


Other Information
------------------------------------------

Full-service customer facilities                             8                    8
Stand alone loan production offices                          1                   --
Number of ATM's                                             11                   11
Loan to deposit ratio                                  107.47%              107.92%
Tangible book value per share                           $15.45               $14.08
Shares outstanding                                   3,480,756            3,456,097


-------------------------------------------------------
[1] All applicable ratios reflect annualized figures.